Exhibit 99.1

Barnes & Noble Education Reports Fiscal Third Quarter 2026 Financial Results
BNC First Day Program Revenue Increases 32.1%
Net Income of $6.7 Million and Adjusted EBITDA of $23.6 Million
Company to Commence Dividend Program in First Quarter of Fiscal 2027
Virtual Investor Day Scheduled for June 25, 2026
Florham Park, NJ, March 10, 2026 - Barnes & Noble Education, Inc. (NYSE: BNED), ("Barnes & Noble Education," "BNED," "the Company," "we," "us," "our"), a leading solutions provider for the education industry, today reported financial results for the fiscal third quarter ended January 31, 2026.
Virtual Investor Day
Barnes & Noble Education has scheduled a virtual investor day for June 25, 2026. Management will provide an overview of the Company’s strategy, the growing opportunity surrounding the BNC First Day program, and the Company’s financial outlook. Additional details, including registration information, will be provided in the coming weeks.
Fiscal Third Quarter 2026 Financial Results
Revenue for the fiscal third quarter of 2026 was $515.1 million, an increase of 11.3% compared to $462.8 million for the third quarter of fiscal 2025. Gross Comparable Store Sales increased by $33.8 million, or 7.2%, year-over-year.
Revenues from BNC First Day programs increased by $71.3 million, or 32.1%, year-over-year, to $293.6 million, as First Day® Complete continues to see strong growth in institutional adoption. A total of 237 campus stores utilized First Day Complete in the spring 2026 academic term with a total enrollment of approximately 1.25 million undergraduate and graduate students,1 up from 957,000 undergraduate and graduate students in the prior year.
Net income for the fiscal third quarter of 2026 was $6.7 million compared to net income of $17.9 million in the prior year. The year-over-year decline in net income primarily reflects the absence of a one-time non-cash $7.6 million restructuring gain and a $4.1 million tax benefit recognized in the prior period. Adjusted EBITDA for the fiscal third quarter of 2026 was $23.6 million, a decrease of $1.2 million from $24.8 million in the third quarter of the prior fiscal year, in part due to a decrease in gross margins that is the result of certain timing differences in revenue recognition in the spring rush selling season.
First Nine Months Fiscal 2026 Financial Results
Revenue for the first nine months of fiscal 2026 was $1,447.7 million, an increase of 9.0% compared to $1,328.4 million for the first nine months of fiscal 2025. Gross Comparable Store Sales increased by $86.3 million, or 6.3%, year-over-year.
Revenues from BNC First Day programs increased by $163.0 million, or 30.2%, year-over-year, to $702.0 million.
Net income for the first nine months of fiscal 2026 was $13.4 million compared to a net loss of $42.8 million in the prior year, with the increase in net income driven primarily by a $55.2 million loss on extinguishment of debt that had been recognized in the prior year period. Adjusted EBITDA for the first nine months of fiscal 2026 was $61.9 million, an increase of $3.2 million, or 5.5%, from $58.7 million in the first nine months of the prior fiscal year.
Barnes & Noble Education’s business is highly seasonal, with the major portion of sales and operating profit realized during the second and third fiscal quarters. BNED’s fiscal year is comprised of 52 or 53 weeks, ending on the Saturday closest to the last day of April. Fiscal 2026 includes 52 weeks versus 53 weeks for fiscal 2025.

1 Total undergraduate and graduate student enrollment as reported by National Center for Education Statistics (NCES) as of January 6, 2026.

The following table provides a reconciliation of Net Income (loss), the most directly comparable GAAP financial measure, to Adjusted Net Income (loss), a non-GAAP financial measure, for the periods presented.

Adjusted Net Income (Loss)	13 weeks ended		39 weeks ended
Dollars in thousands	January 31, 2026	January 25, 2025	January 31, 2026	January 25, 2025
		As Restated		As Restated
Net income (loss)	$6,655	$17,942	$13,388	$(42,821)
Reconciling items (below)	1,552	(1,994)	5,396	1,866
Adjusted Net Income (Loss)	$8,207	$15,948	$18,784	$(40,955)

Reconciling items
Impairment loss (a)	$456	$1,713	$456	$1,713
Other (income) expense, net of Investigation expenses	222	(6,268)	(251)	(2,800)
Stock-based compensation expense	874	2,561	5,191	2,953
Reconciling items	$1,552	$(1,994)	$5,396	$1,866
The following table provides a reconciliation of Net Income (loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA, a non-GAAP financial measure, for the periods presented.

Adjusted EBITDA	13 weeks ended		39 weeks ended
Dollars in thousands	January 31, 2026	January 25, 2025	January 31, 2026	January 25, 2025
		As Restated		As Restated
Net income (loss)	$6,655	$17,942	$13,388	$(42,821)
Add:
Depreciation and amortization expense	7,427	7,827	24,237	29,440
Interest expense, net	4,884	5,083	12,514	18,164
Income tax expense	3,082	(4,108)	6,349	(3,230)
Impairment loss (a)	456	1,713	456	1,713
Loss on extinguishment of debt	—	—	—	55,233
Other (income) expense, net of Investigation expenses	222	(6,268)	(251)	(2,800)
Stock-based compensation expense	874	2,561	5,191	2,953
Adjusted EBITDA	$23,600	$24,750	$61,884	$58,652
The following table provides a reconciliation of Net Cash Flows Provided by Operating Activities, the most directly comparable GAAP financial measure, to Adjusted Free Cash Flow, a non-GAAP financial measure, for the periods presented.

Adjusted Free Cash Flow	13 weeks ended		39 weeks ended
Dollars in thousands	January 31, 2026	January 25, 2025	January 31, 2026	January 25, 2025
		As Restated		As Restated
Net cash flows provided by operating activities	$(29,388)	$(41,945)	$(30,752)	$(138,037)
Less:
Capital expenditures (a)	3,807	2,772	11,858	9,790
Cash interest	3,656	4,633	9,961	14,499
Cash taxes	1,412	67	1,724	(2,018)
Adjusted Free Cash Flow	$(38,263)	$(49,417)	$(54,295)	$(160,308)
(a) Purchases of property and equipment are also referred to as capital expenditures. Our investing activities consist principally of capital expenditures for contractual capital investments associated with renewing existing contracts, new store construction, and enhancements to internal systems and our website.

The following table provides the components of total purchases of property and equipment.

Capital Expenditures	13 weeks ended		39 weeks ended
Dollars in thousands	January 31, 2026	January 25, 2025	January 31, 2026	January 25, 2025
		As Restated		As Restated
Physical store capital expenditures	$1,975	$1,219	$7,325	$5,059
Product and system development	1,425	1,378	3,700	4,086
Other	407	175	833	645
Total Capital Expenditures	$3,807	$2,772	$11,858	$9,790

Management Commentary
“We continue to execute on our mission of supporting our campus partners’ highest priority goals and improving affordability and access for students,” said Jonathan Shar, Chief Executive Officer of Barnes & Noble Education. “Our BNC First Day programs again delivered strong growth and are continuing to gain momentum. At the same time, our campus retail model is creating value for both our institutional partners and the customers we serve by delivering essential educational content and general merchandise through a dynamic omnichannel environment.”
Shar continued, “We delivered solid growth and profitability. Our focus remains on driving continued growth, enhancing operating leverage through improved gross margins and disciplined expense management, and strengthening sales in our general merchandise business. Reflecting our confidence in the outlook for the business, we plan to initiate a quarterly dividend of $0.08 per share, or $0.32 annually, beginning in fiscal Q1 2027.”
We also look forward to hosting a virtual investor day on June 25, 2026, which we will broadcast live from the New York Stock Exchange for investors to join remotely. During the event we will discuss our strategy, outlook, and take questions from investors,” Shar concluded.
Balance Sheet
Total debt as of January 31, 2026 was $138.4 million compared to $122.5 million as of November 1, 2025. After subtracting $10.1 million of cash on hand as of January 31, 2026, total net debt was $128.3 million.
The Company’s net working capital position was $245.9 million as of January 31, 2026 compared to $186.2 million as of May 3, 2025.
Dividend Program
Beginning in the first quarter of fiscal 2027, the Company intends to declare a regular quarterly dividend of $0.08 per share. This is equal to an approximate 3.5% annual dividend yield at $8.80 per share.
Outlook
Barnes & Noble Education is reiterating its previously issued fiscal 2026 outlook, as shared on January 20, 2026, and continues to expect top-line growth despite one fewer operating week and broader market uncertainties in the higher education and retail sectors. The Company currently expects Adjusted EBITDA in the range of $65 million to $75 million, representing year-over-year growth, supported by anticipated gross profit dollar growth and continued expense discipline. The Company also anticipates a material reduction in interest expense compared to the prior fiscal year, approximately $18 million in capital expenditures, and expects to be a normal cash taxpayer.
Looking ahead to fiscal 2027, the Company sees meaningful opportunities to improve gross margins and is targeting Adjusted EBITDA growth of 15% to 20% or more.

Use of Non-GAAP Financial Information – Adjusted Income (Loss), Adjusted EBITDA and Adjusted Free Cash Flow
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses the financial measures of Adjusted Income (Loss), Adjusted EBITDA, and Adjusted Free Cash Flow, which are non-GAAP financial measures under Securities and Exchange Commission (the “SEC”) regulations. We define Adjusted Income (Loss) as net income (loss) adjusted for certain reconciling items that are subtracted from or added to net income (loss). We define Adjusted EBITDA as net income (loss) plus (1) depreciation and amortization; (2) interest expense, net and (3) income taxes, (4) as adjusted for certain other non-cash or non-recurring items, and adjustments defined in the Company’s credit agreement. We define Adjusted Free Cash Flow as Cash Flows from Operating Activities less capital expenditures, cash interest and cash taxes.
These non-GAAP measures have been reconciled to the most comparable financial measures presented in accordance with GAAP as follows: the reconciliation of Adjusted Income (Loss) to net income (loss); the reconciliation of consolidated Adjusted EBITDA to consolidated net income (loss); and the reconciliation of Adjusted Free Cash Flow to Cash Flows from Operating Activities. All of the items included in the reconciliations are either (i) non-cash items or (ii) items that management does not consider in assessing our on-going operating performance.
These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company’s use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes.
We review these non-GAAP financial measures as internal measures to evaluate our performance at a consolidated level to manage our operations. We believe that these measures are useful performance measures which are used by us to facilitate a comparison of our on-going operating performance on a consistent basis from period-to-period. We believe that these non-GAAP financial measures provide for a more complete understanding of factors and trends affecting our business than measures under GAAP can provide alone, as they exclude certain items that management believes do not reflect the ordinary performance of our operations in a particular period. Our Board of Directors and management also use Adjusted EBITDA at a consolidated level as one of the primary methods for planning and forecasting expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. We believe that the inclusion of Adjusted Income (Loss) and Adjusted EBITDA results provides investors useful and important information regarding our operating results, in a manner that is consistent with management’s evaluation of business performance. We believe that Adjusted Free Cash Flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements and assists investors in their understanding of our operating profitability and liquidity as we manage the business to maximize margin and cash flow.

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading solutions provider for the education industry, driving affordability, access and achievement at hundreds of academic institutions nationwide and ensuring millions of students are equipped for success in the classroom and beyond. Through its family of brands, BNED offers campus retail services and academic solutions, wholesale capabilities and more. BNED is a company serving all who work to elevate their lives through education, supporting students, faculty and institutions as they make tomorrow a better and smarter world. For more information, visit www.bned.com.
Media & Investor Contact:
Rob Fink
FNK IR
BNED@fnkir.com
646-809-4048
Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “may,” “should,” “will,” “forecasts,” “projections,” “continue to,” “committed to,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements, and such statements include but are not limited to those related to our positioning, strategic and operational objectives, broader market trends, anticipated growth in our BNC First Day program, expected trends in financial results, including those related to seasonality, as well as forward-looking continued top line growth, anticipated gross profit dollar increases, continued expense discipline, Adjusted EBITDA, interest costs, capital expenditures and long-term projected growth in Adjusted EBITDA. We caution you not to place undue reliance on these forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, but not limited to: the amount of our indebtedness and ability to comply with covenants contained in our credit agreement; our ability to maintain adequate liquidity levels to support ongoing inventory purchases and related vendor payments in a timely manner; slower than anticipated pace of adoption of our BNC

First Day® equitable and inclusive access course material models; our dependency on strategic service provider relationships and the potential for adverse operational and financial changes to these strategic service provider relationships; non-renewal of our managed bookstore, physical and/or online store contracts; general competitive conditions; a decline in college enrollment or decreased funding available for students; technological changes, including the adoption of artificial intelligence technologies for educational content; disruptions to our information technology systems, infrastructure, data, supplier systems, and customer ordering and payment systems due to computer malware, viruses, hacking and phishing attacks; disruption of or interference with third party service providers and our own proprietary technology; and changes in applicable domestic and international laws, rules or regulations or changes in enforcement practices, including, without limitation, U.S. tax reform, changes in tax rates, tariffs, import and export control laws and regulations, changes to consumer data privacy rights legislation, as well as related guidance. Moreover, we operate in a very competitive and rapidly changing environment and new risks may emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In addition, the declaration of any future dividends will be subject to further review and approval by the Board in accordance with applicable law. The Board reserves the right to adjust or withdraw any quarterly dividend in future periods as it reviews our capital allocation strategy from time-to-time and ensures compliance with any applicable restrictions, including those set forth in our credit agreement with our lenders.
For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in the Company’s Annual Report on Form 10-K for the year ended May 3, 2025, filed with the SEC on December 23, 2025. Any forward-looking statements made by us in this press release speak only as of the date of this press release, and we do not intend to update these forward-looking statements after the date of this press release, except as required by law.